Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

THIS CODE APPLIES TO EVERY DIRECTOR, OFFICER AND EMPLOYEE OF

VIVEVE MEDICAL, INC. (THE “COMPANY”)

To further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness, the Board of Directors of the Company (the “Board”) has established and adopted this Code of Business Conduct and Ethics (this “Code”).

Below, we discuss situations that require application of our fundamental principles and promotion of our objectives. If you believe there is a conflict between this Code and a specific procedure, please consult the Company’s Board of Directors for guidance.

Each of our directors, officers and employees is expected to:

●	understand the requirements of your position, including Company expectations and governmental rules and regulations that apply to your position;

●	comply with this Code and all applicable laws, rules and regulations;

●	report any violation of this Code of which you become aware; and

●	be accountable for complying with this Code.

ADMINISTRATOR

All matters concerning this Code shall be heard by the Board of Directors.

ACCOUNTING POLICIES

The Company will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the Company’s transactions.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to federal penalties, as well as to punishment, up to and including termination of employment.

AMENDMENTS AND MODIFICATIONS OF THIS CODE

There shall be no amendment or modification to this Code except upon approval by the Board of Directors.

ANTI-BOYCOTT AND U.S. SANCTIONS LAWS

The Company must comply with anti-boycott laws of the United States, which prohibit it from participating in, and require us to report to the authorities any request to participate in, a boycott of a country or businesses within a country. If you receive such a request, report it to your immediate superior, our CEO, or to the chairman of the Board of Directors. We will also not engage in business with any government, entity, organization or individual where doing so is prohibited by applicable laws.

ANTITRUST AND FAIR COMPETITION LAWS

The purpose of antitrust laws of the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No director, officer or employee, under any circumstances or in any context, may enter into any understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party’s actions, including the offers of either party to any third party. This prohibition includes any action relating to prices, costs, profits, products, services, terms or conditions of sale, market share or customer or supplier classification or selection.

It is our policy to comply with all U.S. antitrust laws. This policy is not to be compromised or qualified by anyone acting for or on behalf of our Company. You must understand and comply with the antitrust laws as they may bear upon your activities and decisions. Anti-competitive behavior in violation of antitrust laws can result in criminal penalties, both for you and for the Company. Accordingly, any question regarding compliance with antitrust laws or your responsibilities under this policy should be directed to our CEO or the chairman of the Board of Directors, who may then direct you to our legal counsel. Any director, officer or employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination of employment.

Below are some scenarios that are prohibited and scenarios that could be prohibited for antitrust reasons. These scenarios are not an exhaustive list of all prohibited and possibly prohibited antitrust conduct.

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proposals or agreements or understanding - express or implied, formal or informal, written or oral - with any competitor regarding any aspect of competition between the Company and the competitor for sales to third parties;

●	proposals or agreements or understanding with customers which restrict the price or other terms at which the customer may resell or lease any product to a third party; or

●	proposals or agreements or understanding with suppliers which restrict the price or other terms at which the Company may resell or lease any product or service to a third party.

BRIBERY

You are strictly forbidden from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If you receive any offer of money or gifts in excess of $25.00 that is intended to influence a business decision, it should be reported to your supervisor, our CEO or the chairman of the Board of Directors immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector. You should explain to the offeror that the Company prohibits such acts.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company’s goal and intention is to comply with the laws, rules and regulations by which we are governed. All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this Code.

Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor, our CEO or the chairman of the Board of Directors, who may then direct you to our legal counsel. Directors, officers and employees are expected to act according to high ethical standards.

COMPUTER AND INFORMATION SYSTEMS

For business purposes, officers and employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. You must obtain the permission from your supervisor or our CEO to install any software on any Company computer or connect any personal laptop to the Company network. To minimize problems with computer viruses and the possibility of violating software licensing agreements, you may not bring into the Company’s network shareware or freeware from public networks unless approved by your supervisor. As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Except for limited personal use of the Company’s telephones, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail or Internet use. All e-mails or Internet use on Company equipment are subject to monitoring by the Company.

CONFIDENTIAL INFORMATION BELONGING TO OTHERS

You must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, including but not limited to partners, suppliers, contractors, competitors or customers, just as we protect our own confidential information. Directors, officers and employees should coordinate with your supervisor or the CEO to ensure appropriate agreements are in place prior to receiving any confidential third-party information. In addition, any confidential information that you may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company. Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted, if received via the Internet.

CONFIDENTIAL AND PROPRIETARY INFORMATION

It is the Company’s policy to ensure that all operations, activities and business affairs of the Company and our business associates are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed. Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding the Company’s business, products, processes, and services. It also can include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations, contents of the Company intranet and business methods or practices.

The following are examples of information that is not considered confidential:

●	information that is in the public domain to the extent it is readily available;

●	information that becomes generally known to the public other than by disclosure by the Company or a director, officer or employee; or

●	information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

You are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities made or compiled by the director, officer or employee or made available to you prior to or during the term of your association with the Company, including any copies thereof, unless otherwise agreed to in writing, belong to the Company and shall be held by you in trust solely for the benefit of the Company, and shall be delivered to the Company by you on the termination of your association with us or at any other time we request.

CONFLICTS OF INTEREST

Conflicts of interest can arise in virtually every area of our operations. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. We must strive to avoid conflicts of interest. We must each make decisions solely in the best interest of the Company. Any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the exercise of our judgment solely for the benefit of the Company is prohibited.

Here are some examples of conflicts of interest:

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Family Members - Actions of family members may create a conflict of interest. For example, gifts to family members by a supplier of the Company are considered gifts to you and must be reported. Doing business for the Company with organizations where your family members are employed or that are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest. For purposes of this Code “family members” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

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Gifts, Entertainment, Loans, or Other Favors - Directors, officers and employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with us. Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards. However, you may accept gifts less than $25.00. Other than common business courtesies or as described under the section below titled “Sales and Marketing Practices”, directors, officers, employees and independent contractors must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us.

Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. Directors, officers and employees who use the Company’s advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

Outside Employment—Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

●	reduces work efficiency;

●	interferes with your ability to act conscientiously in our best interest; or

●	requires you to utilize our proprietary or confidential procedures, plans or techniques.

You must inform your supervisor or the CEO of any outside employment, including the employer’s name and expected work hours.

CORPORATE OPPORTUNITIES AND USE AND PROTECTION OF COMPANY ASSETS

You are prohibited from:

●	taking for yourself, personally, opportunities that are discovered through the use of Company property, information or position;

●	using Company property, information or position for personal gain; or

●	competing with the Company.

You have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

You are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for customer entertainment. You are also responsible for the proper use of property over which you have control, including both Company property and funds and property that customers or others have entrusted to your custody. Company assets must be used only for proper purposes.

Company property should not be misused. Company property may not be sold, loaned or given away regardless of condition or value, without proper authorization. Each director, officer and employee should protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company assets should be used only for legitimate business purposes.

DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE

Disciplinary actions for violations of this Code can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you. The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to managing and operating our assets in a manner that is protective of human health and safety and the environment. It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations. Each employee is also expected to comply with our policies, programs, standards and procedures.

FILING OF GOVERNMENT REPORTS

Any reports or information provided on our behalf to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

FOREIGN CORRUPT PRACTICES ACT

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by you or an agent acting on our behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

You are also prohibited from offering or paying anything of value to any foreign person if it is known or there is a reason to know that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates, or agents, are used to channel payoffs to foreign officials.

INTELLECTUAL PROPERTY: PATENTS, COPYRIGHTS AND TRADEMARKS

Except as otherwise agreed to in writing between the Company and an officer or employee, all intellectual property you conceive or develop during the course of your employment shall be the sole property of the Company. The term intellectual property includes any invention, discovery, concept, idea, or writing whether protectable or not by any United States or foreign copyright, trademark, patent, or common law including, but not limited to designs, materials, compositions of matter, machines, manufactures, processes, improvements, data, computer software, writings, formula, techniques, know-how, methods, as well as improvements thereof or know-how related thereto concerning any past, present, or prospective activities of the Company. Officers and employees must promptly disclose in writing to the Company any intellectual property developed or conceived either solely or with others during the course of your employment and must render any and all aid and assistance, at our expense, to secure the appropriate patent, copyright, or trademark protection for such intellectual property.

If you are unclear as to the application of this intellectual property policy or if questions arise, please consult with your supervisor or our CEO, who may refer you to our legal counsel.

INVESTOR RELATIONS AND PUBLIC AFFAIRS

It is very important that the information disseminated about the Company be both accurate and consistent. With the exception of communications made in the ordinary course of business with customers, suppliers or strategic partners, the only persons authorized to speak on behalf of the Company are the Company’s Chief Executive Officer or Chief Financial Officer or other persons specifically designated by them to speak with respect to a particular topic or purpose. If you would like to write and/or public an article, paper, or other publication on behalf of the Company, then you must first obtain approval from the Company before any type of dissemination.

POLITICAL CONTRIBUTIONS

You must refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations. Company contributions or expenditures in connection with election campaigns will be permitted only to the extent allowed by federal, state, local or foreign election laws, rules and regulations.

You are encouraged to participate actively in the political process. We believe that individual participation is a continuing responsibility of those who live in a free country.

PROHIBITED SUBSTANCES

We prohibit the use of alcohol, illegal drugs or other prohibited items, including legal drugs which affect the ability to perform one’s work duties, while on or off Company premises. We also prohibit the possession or use of alcoholic beverages, firearms, weapons or explosives on our property unless authorized by our CEO. You are also prohibited from reporting to work while under the influence of alcohol or illegal drugs.

If you are taking prescribed medication that could create a safety hazard on the job, affect the safety or well-being of others, or interfere with the ability to perform one’s work duties, you are required to nofity your supervisor.

We reserve the right to conduct searches of Company property or employees and/or their personal property, and to implement other measures necessary to deter and detect abuse of this policy.

QUALITY AND REGULATORY COMPLIANCE

We are subject to numerous international, federal and state laws concerning the design, clinical development, manufacture, distribution and promotion of its products. The Federal Food, Drug, and Cosmetic Act (“FDC Act”) is the primary regulatory statute governing our activities. The FDC Act is implemented by the Food and Drug Administration (“FDA”) through the promulgation of regulations and by the issuance of guidelines and other informal notices regarding compliance requirements. FDA regulations applicable to medical devices, biologics and pharmaceuticals encompass a wide variety of activities including: product clearance; labeling, advertising, and promotion; reporting requirements; establishment registration and product listing; current good manufacturing practices; preclinical studies, and clinical studies. Other federal agencies also have applicable laws, regulations and guidelines, as do individual state governments. We have established policies and procedures to ensure that our activities are conducted in compliance with the federal and state laws and regulations pertaining to FDA-regulated products. Copies of these policies may be obtained from the Company’s Vice President of Regulatory and Clinical Affairs.

In addition to legal compliance, we are committed to maintaining the highest ethical and scientific standards in researching and developing its products. We will be scrupulously accurate in data submitted to FDA, publications, or any other party. We will adhere to all standards and procedures necessary to ensure rigorous scientific inquiry and will interact with federal and state agencies in a forthright manner designed to ensure the safe and effective use of our products. Additionally, it is our objective to manufacture our products in a manner designed to ensure their safety, integrity, and suitability for patients, and to market and sell our products in an honest and balanced manner that provides health professionals with the information necessary to use its products appropriately. Clinical studies will be conducted in such a fashion as to safeguard the welfare of subjects and ensure the scientific integrity of the research.

Compliance with FDA regulations requires that we maintain accurate and complete records of all data related to FDA-regulated products. This work includes research and development, preclinical and clinical studies, manufacturing, marketing, quality control and quality assurance, regulatory and other activities. As part of our quality control system, maintenance of reliable documentation is expected and will be monitored. Each employee is responsible for the complete and accurate preparation of documents related to compliance with FDA regulations and the filing of those documents in accordance with our policies and procedures. The accuracy of data in our records, including full disclosure, lack of material omission, and integrity of the data is a priority of each of our employees.

Any employee who alters or falsifies data, destroys or fails to maintain product related data, or omits data from records that are needed to provide full information regarding a commercial or development stage product is acting in violation of this Code of Ethics. Any employee aware of or who suspects a violation of data integrity in the accuracy and completeness of records should report this concern. No adverse action shall be taken or permitted against anyone for communicating legitimate concerns through the reporting process specified below in the section titled “Reporting Violations of this Code”. If you have questions related to quality and regulatory compliance, you should consult with your supervisor or Vice President of Regulatory and Clinical Affairs.

RECORD RETENTION

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence. Document destruction or falsification in other contexts can result in a violation of the obstruction of justice laws.

REPORTING VIOLATIONS OF THIS CODE

You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code. If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code, you have an obligation to report the matter.

Generally, you should raise such matters first with an immediate supervisor. However, if you are not comfortable bringing the matter up with your immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then you should raise the matter with our CEO who may, if a law, rule or regulation is in question, then refer you to our legal counsel. The most important point is that possible violations should be reported and we support all means of reporting them.

Directors and officers should report any potential violations of this Code to the chairman of the Board of Directors or to our legal counsel.

RETALIATION PROHIBITED

We will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline, up to and including termination of employment, and may also result in criminal prosecution. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

SALES AND MARKETING PRACTICES

We must preserve our reputation as a responsible supplier whose products and services are desired for their features, innovation, quality and value and whose people are respected for performance and integrity. Our long-term success depends on building trusting relationships with those persons with whom we do business. We must conduct our business responsibly, fairly, honestly, and in accordance with applicable laws and regulations.

Advertising, Sales, and Labeling

We must honestly describe our products and service features. All advertising, labeling, literature, and public statements must be true. We must not misstate facts or create misleading impressions. We must not unfairly criticize a competitor's products or services. Some countries prohibit all comments about competitors as well as their products and services. If you are unsure about a particular situation, consult the CEO or our Vice President of Sales & Marketing to learn about any applicable laws, before making comments.

We must not promote a product before it is approved or for a use other than that specified in official product literature. When describing products or services, consider the total impression of the message. Omitting important facts or wrongly emphasizing material may be misleading.

Clinical Consultants, Grants, Honoraria, and Sponsored Trips

Marketing increases knowledge of products, services or facilities, and enhances the level of medical practice. Marketing practices may include:

●	Engaging clinical consultants;

●	Awarding grants;

●	Paying honoraria or speaker fees;

●	Sponsoring medical seminars;

●	Sponsoring trips to medical meetings or to our facilities for professionals or customers.

Clinical Consultants

Clinical consultants are used to help customers and business partners effectively use our products. Clinical consultants also assist us in understanding the marketplace and the current state of medical and scientific research. Sometimes the consultants help us understand how our customers and patients use our products.

Many countries have laws restricting payments to medical practitioners, including payments through consulting arrangements.

Before establishing any relationship with a Clinical Consultant, you must confer with the CEO and the Vice President of Regulatory and Clinical Affairs to ensure that the relationship complies with all applicable laws, regulations and rules and is properly documented.

If you have a question related to sales and marketing procedures, you should consult with your supervisor, or the Vice President of Sales & Marketing.

Giving Grants or Honoraria or Sponsoring Trips

Giving grants or honoraria or sponsoring trips are marketing activities that can be used to build awareness of the Company and our products and services if all of the following conditions are met:

●	The activity's primary purpose is educational. It must relate to products, services or medical procedures, or other information concerning our business.

●	Any payment must be reasonable in amount and nature. Payments must be made according to our policies and procedures.

●	Activities and payments must be accurately documented and pre-approved by the CFO. No payments are made for a travel companion’s expenses.

Accepting Speaking Invitations, Consulting Engagements, Honoraria, or Sponsored Trips

Participation in sponsored events helps our company build positive working relationships. It also enhances our reputation. Employees may accept invitations to speak at meetings or seminars, consulting engagements, honoraria, or sponsored trips if all of the following conditions are met:

●	The activity's primary purpose is educational. It must relate to products, services or medical procedures, or other information concerning our business.

●	Activities and payments are evaluated in advance with the CFO to determine whether they are legal and ethical.

●	Costs related to these events are business expenses that either we or the sponsoring agency will pay. If we pay for the expenses, all appropriate policies of the Company must be followed.

TRADING THE COMPANY’S SECURITIES

The Company has adopted a policy on insider trading. The policy prohibits trading of the Company’s securities by any officer, director or employee while in possession of material non-public information. The policy also prohibits any officer, director and certain designated employees from trading the Company’s securities during certain “black-out periods”, as those are defined in the policy, and requires pre-clearance of trades made by any officer, director or designated employee. Violations of the policy on insider trading can result in disciplinary action by the Company, up to and including employment termination. Government agencies can also impose penalties such as imprisonment and substantial monetary penalties.

WAIVERS

There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors.

CONCLUSION

This Code is an attempt to point all of us at the Company in the right direction, but no document can achieve the level of principled compliance that we are seeking. In reality, each of us must strive every day to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities. Before we take an action, we must always ask ourselves:

●	Does it feel right?
●	Is this action ethical in every way?
●	Is this action in compliance with the law?
●	Could my action create an appearance of impropriety?
●	Am I trying to fool anyone, including myself, about the propriety of this action?

If an action would elicit the wrong answer to any of these questions, do not take it. We cannot expect perfection, but we do expect good faith. If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures. We hope that you agree that the best course of action is to be honest, forthright and loyal at all times.

Please acknowledge your receipt of this Code by signing and dating the attached receipt and returning it to the Company’s Chief Financial Officer.

I have received a copy of the Viveve Medical, Inc. Code of Business Conduct and Ethics.

Date: _________________________

Employee Signature

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